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GroupMAC/TM/
   8 Greenway Plaza, Suite 1500
   Houston, Texas 77046
   (888) 626-4984


FOR FURTHER INFORMATION
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
AT THE COMPANY:                   AT THE FINANCIAL RELATIONS BOARD:
Darren B. Miller, CFO             Norha Lee             Phil Kranz            Bob Schwaller
Russell K. Bay, Vice President    General Inquiries     Analyst Inquiries     Media Inquiries
(888) 626-4984                    (212) 661-8030        (312) 640-6669        (972) 830-2295
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 GROUP MAINTENANCE AMERICA CORP. AMENDS TENDER OFFER AND CONSENT SOLICITATION
               FOR ITS 9-3/4% SENIOR SUBORDINATED NOTES DUE 2009

HOUSTON, JANUARY 26, 2000 - GROUP MAINTENANCE AMERICA CORP. (GROUPMAC) (NYSE:
MAK), a leading national provider of mechanical and electrical services, announced today that it has adjusted the previously announced Consent Payment pursuant to its outstanding tender offer and consent solicitation for all of its outstanding 9-3/4% Senior Subordinated Notes due 2009 (the "Notes").

GroupMAC will now pay to holders who validly consent to certain proposed amendments to the indenture pursuant to which the Notes were issued on or prior to 11:59 P.M., New York City time, on January 31, 2000, an amount in cash equal to $30.00 for each $1,000 principal amount of the Notes for which consents are validly delivered and not validly revoked ("Consent Payment"), with such payment to be made on the date that the Notes are accepted for payment pursuant to the tender offer (the "Payment Date"), if, but only if, the Notes are accepted for payment pursuant to the terms of the tender offer.

Holders of Notes who have previously validly tendered (and not validly withdrawn) Notes and delivered consents pursuant to the tender offer and consent solicitation need not take any further action to tender their Notes or deliver consents. Such holders who have previously validly tendered their Notes (assuming such tenders of Notes are not validly withdrawn) and delivered consents will receive the increased Consent Payment on the date that the Notes are accepted for payment pursuant to the tender offer.

The consideration for the Notes tendered pursuant to the tender offer remains equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Payment Date, payable on the Payment Date.

The tender offer will now expire at 11:59 P.M., New York City time, on February 14, 2000, unless extended. The tender offer remains subject to the satisfaction of certain conditions, including the consummation of the merger between GroupMAC and Building One Services Corporation, receipt of financing, the valid tender of at least a majority in aggregate principal
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amount of the outstanding Notes and the execution of a supplemental indenture implementing proposed amendments to the indenture removing substantially all of the restrictive convenants and certain event of default provisions currently contained in the indenture.

Banc of America Securities LLC is acting as the dealer manager and D.F. King & Co., Inc. is acting as information agent in connection with the tender offer and consent solicitation for the Notes. The depositary for the tender offer is State Street Bank and Trust Company. Copies of the Offer to Purchase and Consent Solicitation Statement and additional information concerning the terms of the tender offer may be obtained by contacting Banc of America Securities LLC at 888-292-0070 (toll free) or 704-388-4813 (collect).

Group Maintenance America Corp. is a leader in the $120+ billion market of providing mechanical and electrical services to commercial, industrial and residential customers nationwide. Headquartered in Houston, Texas, GroupMAC currently has operations in 112 locations in 29 states throughout the United States and has annual revenues of approximately $1.6 billion.

ADDITIONAL GROUPMAC INFORMATION AND PRESS RELEASES ARE AVAILABLE ON GROUPMAC'S
                      WEBSITE AT HTTP://WWW.GROUPMAC.COM
     FOR ADDITIONAL INFORMATION REGARDING GROUP MAINTENANCE AMERICA CORP.
           VIA FAX, AT NO COST, DIAL 1-800-PRO-INFO AND ENTER "MAK."